Exhibit 99.1

Diodes Incorporated Reports Third Quarter 2026 Financial Results

Achieves Record Quarterly Revenue with 36% YoY Growth; Non-GAAP EPS Increases over 200%

Plano, Texas – November 5, 2026 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the third quarter ended September 30, 2026.

Third Quarter Highlights

•
Revenue was $532.6 million, increasing 35.8% from the $392.2 million in the third quarter 2025 and 19.5% over the $445.5 million in the prior quarter;
•
GAAP gross profit was $192.5 million, compared to $120.5 million in the third quarter 2025 and $147.6 million in the prior quarter;
•
GAAP gross profit margin was 36.1%, an increase of 540 basis points compared to 30.7% in the third quarter 2025 and 300 basis points from 33.1% in the prior quarter;
•
Non-GAAP gross profit was $192.9 million and non-GAAP gross profit margin was 36.2%, which excluded $0.4 million of inventory accounting associated with the acquisition of ElevATE Semiconductor. Inc.;
•
GAAP net income was $43.7 million, compared to $14.3 million in the third quarter 2025 and $46.6 million in the prior quarter;
•
Non-GAAP adjusted net income was $54.5 million, compared to $17.2 million in the third quarter 2025 and $32.5 million in the prior quarter;
•
GAAP EPS was $0.95 per diluted share, compared to $0.31 per diluted share in the same quarter a year ago and $1.00 per diluted share in the prior quarter;
•
Non-GAAP EPS was $1.18 per diluted share, increasing 219% from the $0.37 per diluted share in the third quarter 2025 and 68.6% from the $0.70 per diluted share in the prior quarter;
•
Excluding $7.4 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.16 per diluted share;
•
EBITDA was $89.7 million, or 16.8% of revenue, compared to $46.6 million, or 11.9% of revenue in the same quarter a year ago and $83.5 million, or 18.7% of revenue in the prior quarter;
•
Achieved $97.2 million cash flow from operations and $43.9 million of free cash flow, including $53.2 million of capital expenditures. Net cash flow was a positive $134.1 million, which includes approximately $35 million for the stock buyback program;
•
Successfully completed its acquisition of ElevATE Semiconductor, a leading provider of high-performance integrated circuits for the Automated Test Equipment (ATE) market; and
•
Completed a private placement of 0.00% Convertible Senior Notes due 2031 in the aggregate principal amount of $375 million.

Commenting on the results, Gary Yu, President and CEO of Diodes, stated, “Our third quarter revenue reached record levels coupled with an over 500-basis point year-over-year increase in gross margin to 36.1%, driving significant expansion in non-GAAP earnings. Global POS was also a record in the quarter, increasing more than 30% year-over-year. Our sequential revenue growth of more than 19% was primarily driven by record automotive revenue from continued market share gains, stronger demand across broad industrial applications, and sustained momentum in AI ecosystem applications that contributed to record revenue in the computing market. Underpinning this growth is the benefit of the targeted investments we made in capacity expansion over the past year coming online. The resulting increase in loading at our manufacturing facilities also benefited gross margin along with product mix and pricing improvements.

“Based on our current projections for continued growth in the fourth quarter, we expect full year revenue to increase approximately 30% over 2025 at the mid-point. In addition to being well above our historical CAGR of 10%, we continue to see strong demand momentum resulting from our new product initiatives, market share gains as well as increasing content at customers. This anticipated sequential growth is once again coupled with further non-GAAP gross margin expansion of 80 basis points sequentially to 37.0% at the mid-point and increasing earnings leverage as well as strong cash flow generation.”

Third Quarter 2026

Revenue for third quarter 2026 was $532.6 million, an increase of 35.8% from the $392.2 million in the third quarter 2025 and 19.5% over the $445.5 million in the second quarter 2026.

GAAP gross profit for the third quarter 2026 was $192.5 million, or 36.1% of revenue, compared to $120.5 million, or 30.7% of revenue in the third quarter 2025 and $147.6 million, or 33.1% of revenue, in the prior quarter. Non-GAAP gross profit was $192.9 million and non-GAAP gross profit margin was 36.2%, which excluded $0.4 million of inventory accounting associated with the acquisition of ElevATE Semiconductor.

GAAP operating expenses for third quarter 2026 were $129.1 million, or 24.2% of revenue, and on a non-GAAP basis were $122.1 million, or 22.9% of revenue, which excludes $5.2 million acquisition-related intangible asset cost and $1.8 million of acquisition-related costs. GAAP operating expenses in the third quarter 2025 were $108.9 million, or 27.8% of revenue and $114.3 million, or 25.6% of revenue in the second quarter 2026.

Third quarter 2026 GAAP net income was $43.7 million, or $0.95 per diluted share, compared to GAAP net income in the third quarter 2025 of $14.3 million, or $0.31 per diluted share, and GAAP net income in the prior quarter of $46.6 million, or $1.00 per diluted share.

Third quarter 2026 non-GAAP adjusted net income was $54.5 million, or $1.18 per diluted share, which excluded, net of tax, a $7.9 million unrealized loss on investments, $4.2 million of acquisition-related intangible asset amortization cost, $3.0 million gain on disposal of a subsidiary, $1.4 million of acquisition-related costs and $0.3 million of acquisition-related inventory amortization cost. This compares to non-GAAP adjusted net income of $17.2 million, or $0.37 per diluted share, in the third quarter 2025 and $32.5 million, or $0.70 per diluted share, in the prior quarter.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
September 30, 2026
Per-GAAP net income	$43,712

Diluted earnings per share (per-GAAP)	$0.95

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,197

Amortization of acquisition-related inventories	340

Unrealized loss on investments	7,881

Acquisition related costs	1,406

(Gain) on disposal of subsidiary	(3,034)

Non-GAAP adjusted net income	$54,502

Non-GAAP diluted earnings per share	$1.18

Note: Throughout this release, we refer to “net income/loss attributable to common stockholders” as “net income/loss.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2026 GAAP and non-GAAP adjusted net income was approximately $7.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.16 per share for the third quarter 2026, compared to $0.12 for the third quarter 2025 and $0.19 per share in the prior quarter.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the third quarter 2026 was $89.7 million, or 16.8% of revenue, compared to $46.6 million, or 11.9% of revenue, in the third quarter 2025 and $83.5 million, or 18.7% of revenue, in the prior quarter. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For the third quarter 2026, net cash provided by operating activities was $97.2 million. Net cash flow was positive $134.1 million, which includes approximately $35 million for the stock buyback program. Free cash flow (a non-GAAP measure) was $43.9 million, which includes $53.2 million of capital expenditures.

Balance Sheet

As of September 30, 2026, the Company had approximately $578 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $405 million (including $364.9 million from 0.00% Convertible Senior Notes, net of issuance costs) and working capital was approximately $1.1 billion.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2026.

Business Outlook

Gary Yu further commented, “For the fourth quarter of 2026, we expect to extend our strong growth momentum with revenue expected to increase to approximately $550 million, plus or minus 3%, representing a 40.4% increase year-over-year and a 3.2% increase sequentially at the mid-point. Non-GAAP gross margin is expected to expand to 37.0%, plus or minus 1%. Non-GAAP adjusted EPS is expected to be $1.35, plus or minus $0.10.”

A reconciliation of our forward-looking non-GAAP EPS to the most directly comparable GAAP measures is not provided because such items cannot be reasonably calculated without unreasonable efforts due to the unpredictability of the amounts and timing of events affecting the items we exclude, including acquisition-related intangible asset costs, inventory step-up, board member/officer retirements, acquisition-related costs, restructuring costs, gain/loss on investment, non-cash mark-to-market investment adjustments, impairment of equity investment, and other charges.

Conference Call

Diodes will host a conference call on Thursday November 5, 2026 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590 (international callers should dial +1-412-317-6038). A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 12, 2026 at midnight Central Time. The replay number is 1-855-669-9658 with an access code of 7633103 followed by the # key. International callers should dial +1-412-317-0088 and enter the same access code at the prompt followed by the # key.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and power solutions combined with a flexible hybrid manufacturing model to meet customers’ needs. Our broad range of application-specific products, delivered through a total solutions sales approach and supported by global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-growth markets. For more information, visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the fourth quarter of 2026, we expect revenue to be approximately $550 million plus or minus 3%; we expect non-GAAP gross margin to be 37.0%, plus or minus 1%; and non-GAAP adjusted EPS to be $1.35, plus or minus $0.10. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries. © 2026 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Vice President, Corporate Marketing & IR	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$532,587	$392,170	$1,383,583	$1,090,495
Cost of goods sold	340,122	271,682	914,760	749,989
Gross profit	192,465	120,488	468,823	340,506

Operating expenses
Selling, general, and administrative	80,220	60,498	214,307	178,667
Research and development	43,856	41,861	125,122	121,025
Amortization of acquisition related intangible assets	5,162	5,850	13,017	17,513
(Gain) loss on disposal of fixed assets	(185)	699	(105)	700
Other operating (income) expense	(1)	8	14	344
Total operating expense	129,052	108,916	352,355	318,249

Income from operations	63,413	11,572	116,468	22,257

Other income (expense)
Interest income	4,798	8,487	15,791	21,324
Interest expense	(813)	(503)	(1,829)	(1,476)
Foreign currency (loss), net	(2,977)	(3,328)	(7,371)	(9,943)
Unrealized (loss) gain on investments	(6,041)	2,391	16,427	28,004
Impairment of equity investments	-	-	(1,249)	(5,817)
Gain on disposal of subsidiary	3,841	-	3,841	13,730
Other income	765	845	1,326	1,825
Total other (expense) income	(427)	7,892	26,936	47,647

Income before income taxes, equity in net earnings of equity investments, and noncontrolling interest	62,986	19,464	143,404	69,904
Income tax provision	14,091	3,555	24,938	12,638
Equity in net earnings of equity investments	(2,369)	(432)	(7,072)	(416)
Net income	46,526	15,477	111,394	56,850
Less net income attributable to noncontrolling interest	(2,814)	(1,199)	(6,072)	(911)
Net income attributable to common stockholders	$43,712	$14,278	$105,322	$55,939

Earnings per share attributable to common stockholders:
Basic	$0.95	$0.31	$2.29	$1.21
Diluted	$0.95	$0.31	2.27	$1.20
Number of shares used in earnings per share computation:
Basic	45,878	46,383	45,906	46,384
Diluted	46,247	46,437	46,333	46,454

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2026:

	COGS	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income					$43,712

Diluted earnings per share (per-GAAP)					$0.95

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets		5,162		(965)	4,197

Amortization of acquisition-related inventories	431			(91)	340

Unrealized loss on investments			8,516	(635)	7,881

Acquisition related costs		1,779		(373)	1,406

(Gain) on disposal of subsidiary			(3,841)	807	(3,034)

Non-GAAP adjusted net income					$54,502

Diluted shares used in computing earnings per share					46,247

Non-GAAP diluted earnings per share					$1.18

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $7.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.16 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2025:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$14,278

Diluted earnings per share (per-GAAP)				$0.31

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	5,850		(1,037)	4,813

Unrealized (gain) on investments		(2,391)	478	(1,913)

Non-GAAP adjusted net income				$17,178

Diluted shares used in computing earnings per share				46,437

Non-GAAP diluted earnings per share				$0.37

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $5.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.12 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2026:

	COGS	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income					$105,322

Diluted earnings per share (per-GAAP)					$2.27

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets		13,017		(2,376)	10,641

Amortization of acquisition-related inventories	431			(91)	340

Board member/Officer retirement		2,610		(594)	2,016

Unrealized (gain) on investments			(8,000)	(2,132)	(10,132)

Acquisition related costs		2,044		(429)	1,615

(Gain) on disposal of subsidiary			(3,841)	807	(3,034)

Non-GAAP adjusted net income					$106,768

Diluted shares used in computing earnings per share					46,333

Non-GAAP diluted earnings per share					$2.30

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $22.3 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.48 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2025:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$55,939

Diluted earnings per share (per-GAAP)				$1.20

Adjustments to reconcile GAAP net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	17,513		(3,102)	14,411

Acquisition related costs	248		(52)	196

Restructuring charges	334		(54)	280

Unrealized (gain) on investments		(22,187)	4,966	(17,221)

(Gain) on disposal of subsidiary		(13,681)	988	(12,693)

Board member/Officer retirement	117		(25)	92

Non-GAAP adjusted net income				$41,004

Diluted shares used in computing earnings per share				46,454

Non-GAAP diluted earnings per share				$0.88

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $15.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.32 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it believes are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Amortization of acquisition-related inventories – The Company excluded the inventory valuation adjustment related to purchase accounting associated with the acquisition. This adjustment represents the incremental cost of inventory resulting from the fair value step-up required under acquisition accounting and is excluded from non-GAAP results. The Company believes that exclusion of this item is appropriate because it is directly attributable to the acquisition and is not considered part of ongoing operations.

Board member/Officer retirement – The Company excluded costs related to (1) the retirement of a board member, these costs represent cash payments and the accelerated vesting of previously issued stock awards, (2) the retirement of an officer, these costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company believes it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Unrealized (gain) loss on investments – The Company excluded unrealized gains and losses on various investments, as well as impairment and mark-to-market adjustments on equity investments. The Company believes these amounts are not reflective on the ongoing operations of the Company and exclusion of these items, provides investors an enhanced view of the Company’s operating results.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition-related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

(Gain) on disposal of subsidiary – The Company excluded the gain on the disposal of a subsidiary. The Company believes this is not reflective of the ongoing operations and exclusion of this item provides investors an enhanced view of the Company’s operating results.

Restructuring charges – The Company recorded restructuring charges related to various locations. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2026 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the third quarter of 2026, FCF was $43.9 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (per-GAAP)	$43,712	$14,278	$105,322	$55,939
Plus:
Interest expense, net	(3,985)	(7,984)	(13,962)	(19,848)
Income tax provision	14,091	3,555	24,938	12,638
Depreciation and amortization	35,920	36,711	106,365	108,524
EBITDA (non-GAAP)	$89,738	$46,560	$222,663	$157,253

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$563,382	$367,212
Restricted cash	2,768	5,134
Short-term investments	11,468	9,817
Accounts receivable, net of allowances of $4,539 and $4,095, respectively	348,406	307,055
Inventories	535,035	471,546
Prepaid expenses and other	101,662	96,198
Total current assets	1,562,721	1,256,962
Property, plant, and equipment, net	688,017	649,605
Deferred tax assets	66,464	59,297
Goodwill	263,063	183,437
Intangible assets, net	231,380	45,455
Equity investments	163,915	156,272
Operating lease assets	64,957	38,740
Other long-term assets	50,375	58,332
Total assets	$3,090,892	$2,448,100

Liabilities
Current liabilities:
Line of credit	$21,029	$30,264
Accounts payable	203,849	149,376
Operating lease liabilities, current	14,037	10,666
Accrued liabilities and other	229,914	170,256
Income tax payable	37,897	16,336
Current portion of long-term debt	1,571	1,442
Total current liabilities	508,297	378,340
Long-term debt, net of current portion	381,909	24,224
Deferred tax liabilities	50,318	6,145
Unrecognized tax benefits	21,917	23,454
Operating lease liabilities	52,180	28,890
Other long-term liabilities	54,151	48,638
Total liabilities	1,068,772	509,691

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000 shares authorized; 56,161 and 55,883 issued; 45,693 and 45,875 outstanding, respectively	37,444	37,259
Additional paid-in capital	555,536	538,087
Retained earnings	1,890,761	1,785,439
Treasury stock, at cost, 10,468 and 10,008 shares, respectively	(417,143)	(371,914)
Accumulated other comprehensive loss	(117,300)	(110,747)
Stockholders' equity	1,949,298	1,878,124
Noncontrolling interest	72,822	60,285
Total equity	2,022,120	1,938,409
Total liabilities and stockholders' equity	$3,090,892	$2,448,100